Avatar Systems, Inc. Reports Third Quarter and Nine Month Results

Maintenance Revenues for the 3rd Quarter Increased 37.1% and Revenues Increase 20.8% for Nine Months Ended September 30, 2007

FRISCO, TX -- 12/27/2007 -- Avatar Systems, Inc. (PINKSHEETS: AVSY) announced 3rd Quarter and nine month results for the period ending September 30, 2007. Revenues for the 3rd Quarter were $1,009,019 and decreased 1.0% over the corresponding period of 2006 which had revenues of $1,019,553. For the nine month period, 2007 revenues were $2,948,691 compared to $2,441,431 for 2006, a 20.8% increase. Maintenance revenues for the 3rd Quarter increased 37.1% to $656,043 from $478,439 in 2006.

Net loss was $18,766 for the 2007 3rd Quarter compared to $57,305 net income for 2006. Net Income was impacted by a significant increase in amortization expense and interest expense, which are related to the Questa acquisition made in August of 2006. Amortization expense (non-cash) increased $189,747 and interest expense increased ($65,563) for the 3rd Quarter of 2007 versus the 3rd Quarter of 2006.

Chuck Shreve, President and Chief Executive Officer of Avatar Systems, Inc., commented, "Our maintenance revenues provide the foundation for our company to continue providing world-class customer support and improve the features in our products. We have several major new product releases for the coming year in 2008. We anticipate tremendous growth within our current client base with the planned new releases. Avatar continues to improve upon its products and services offering while staying focused on customer support. Our customers are investing in better technology and information systems and Avatar is directly benefiting. We expect continued strong demand and improved performance as we move forward."

Avatar Systems' Headquarters are in Frisco, Texas, USA with branch offices in Midland and Tyler, TX. The Company provides ERP / Accounting Software and Computing Infrastructure Solutions for companies engaged in the petroleum exploration and production industry. Avatar has a growing customer base on its Petroware2000™, Integra Energy™ products for Microsoft Windows, Avatar400™ on the IBM AS400 platform, and subscribers utilizing its Software as a Service (SaaS) On-Demand ASP services. Avatar's products and services provide an excellent resource for critical information management requirements of the petroleum industry. Avatar also provides document imaging, workflow and business process management as well as disaster recovery and remote backup services for all vertical markets.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectation or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

Contact:
Chad P. Statham
Director of Sales & Marketing
Avatar Systems, Inc.
(972) 720-1800 x127
(972) 989-3355 mobile